The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-136268

SUBJECT TO COMPLETION, DATED MARCH 23, 2009

P R E L I M I N A R Y   P R O S P E C T U S   S U P P L E M E N T

(To Prospectus dated August 3, 2006)

$

Consolidated Edison Company of New York, Inc.

$                    % Debentures, Series 2009 A due

$                    % Debentures, Series 2009 B due

This is a public offering by Consolidated Edison Company of New York, Inc. of $                 of Series 2009 A Debentures due                       and $                 of Series 2009 B due                  (collectively, the “Debentures”).

Interest on the Debentures is payable on October 1, 2009 and thereafter semi-annually on April 1 and October 1 in each year. We may redeem some or all of the Debentures at any time as described in this prospectus supplement.

The Debentures will be unsecured obligations and rank equally with our other unsecured debt securities that are not subordinated obligations. The Debentures will be issued only in registered form in denominations of $1,000 or an integral multiple thereof.

Investing in the Debentures involves risks. See “Risk Factors” on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2009 A Debenture		Total	Per 2009 B Debenture		Total
Initial public offering price		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to Consolidated Edison Company of New York, Inc.		%	$		%	$

The initial public offering prices set forth above do not include accrued interest, if any.  Interest on the Debentures will accrue from March     , 2009 and must be paid by the purchaser if the Debentures are delivered after March     , 2009.

The underwriters expect to deliver the Debentures to purchasers through The Depository Trust Company on or about March     , 2009.

Joint Book-Running Managers

Barclays Capital	Morgan Stanley	Wachovia Securities

Co-Managers

March     , 2009

IN THIS PROSPECTUS SUPPLEMENT, THE “COMPANY” AND “CON EDISON OF NEW YORK,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.  IN ADDITION, WE REFER TO THE     % DEBENTURES, SERIES 2009 A DUE                  AS THE “SERIES 2009 A DEBENTURES” AND THE     % DEBENTURES SERIES 2009 B DUE              AS THE “SERIES 2009 B DEBENTURES.” THE TERM “DEBENTURES” REFERS TO BOTH THE SERIES 2009 A DEBENTURES AND THE SERIES 2009 B DEBENTURES.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus (together, the “prospectus”), and in any written communication from us or the underwriters specifying the final terms of the offering. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference herein is accurate as of any date other than the date on the front cover of this prospectus supplement.

Prospectus Supplement

RISK FACTORS

You should carefully consider the risks described under “Risk Factors” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference herein before making a decision to invest in our debt securities. See “Incorporation by Reference,” below. Our business is influenced by many factors that are difficult to predict, that are often beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows the “incorporation by reference” herein of the information we file with them. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information.

We are incorporating by reference herein the following Con Edison of New York documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Definitive Information Statement on Schedule 14C filed on April 18, 2008;

•	Current Reports on Form 8-K, dated January 22, 2009, February 19, 2009, and March 13, 2009.

We are also incorporating by reference herein any additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) until the termination of the offering of the securities.

THE COMPANY

The Company, incorporated in New York State in 1884, is a subsidiary of Consolidated Edison, Inc. Our principal executive offices are located at 4 Irving Place, New York, New York 10003. Our telephone number is (212) 460-4600.

The Company provides electric service in all of New York City (except part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. We also provide gas service in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in parts of Manhattan.

RECENT DEVELOPMENTS

In March 2009, the New York State Department of Environmental Conservation (“DEC”) issued a proposed Administrative Order on Consent to the Company with respect to non-compliance with certain laws, regulations and permit conditions and discharges of pollutants at the Company’s steam generating facilities. See “Con Edison of New York—Permit Non-Compliance and Pollution Discharges” in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2008. The proposed order effectively institutes a civil enforcement proceeding against the Company. In the proposed order, the DEC is seeking, among other things, the Company’s agreement to pay a penalty in an amount the DEC has not yet specified, retain an independent consultant to conduct a comprehensive audit of the Company’s generating facilities to determine compliance with federal and New York State environmental laws and regulations and recommend best practices, remove all polychlorinated biphenyl-containing equipment from the Company’s steam and electric facilities, remediate polychlorinated biphenyl contamination, install certain wastewater treatment facilities, and comply with additional sampling, monitoring, training, incident response and reporting requirements. The Company, which will seek to resolve this proceeding through a negotiated settlement with the DEC, is unable to predict the impact of the proceeding on the Company’s operations or the amount of the penalty and the additional costs, which could be substantial, to comply with the requirements resulting from this proceeding.

Also, in March 2009, New York State regulations became effective implementing the New Source Review (“NSR”) provisions of the Clean Air Act. Under these regulations, an owner of a large generating facility, including the Company’s steam and steam-electric generating facilities, would be required to obtain a permit before making modifications to the facility, other than routine maintenance, repair, or replacement, that increase emissions of pollutants from the facility above specified thresholds. To obtain a permit, the facility owner could be required to install additional pollution controls or otherwise limit emissions from the facility. Con Edison of New York reviews on an on-going basis its planned modifications to its generating facilities to determine the potential applicability of NSR and similar regulations. The Company is unable to predict the impact of these regulations on its operations or the additional costs, which could be substantial, it could incur to comply with the regulations.

USE OF PROCEEDS

We anticipate using the net proceeds received by us from the sale of the Debentures for general corporate purposes, including repayment of short-term debt bearing interest at variable rates. At March 20, 2009, the weighted average annualized yield for the $342 million of our commercial paper that was outstanding was 0.58 percent.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Con Edison of New York’s ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2008	2007	2006	2005	2004
3.3	3.6	3.2	3.6	3.1

The ratio of earnings to fixed charges has been computed based upon net income plus income tax and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals.

CREDIT RATINGS

The Company’s unsecured debt is rated A1, A- and A-, respectively, by Moody’s Investors Service (“Moody’s”), Standard & Poor’s Rating Services and Fitch Ratings. In March 2009, Moody’s announced a review for possible downgrade of its ratings of Con Edison of New York’s unsecured debt. Securities ratings assigned by rating organizations are expressions of opinion and are not recommendations to buy, sell or hold securities. A securities rating is subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

DESCRIPTION OF DEBENTURES

General

The Series 2009 A Debentures will mature on April     ,         . The Series 2009 B Debentures will mature on April     ,         . We may redeem the Debentures prior to maturity as set forth below. Additional information describing the Debentures and the Indenture under which they are to be issued is included in “Description of Securities” in the accompanying prospectus.

Interest

We will pay interest on the Debentures at the rate per annum stated on the first page of this prospectus supplement in the title of the particular series. Interest will accrue from March     , 2009 or from the most recent interest payment date to which interest has been paid. Interest is payable on October 1, 2009 and thereafter semi-annually on April 1 and October 1 each year to holders of record at the close of business on the March 15 and September 15, respectively, whether or not a business day, immediately preceding the applicable interest payment date, except as otherwise provided in the Indenture.

Redemption at Our Option

We may redeem the Series 2009 A Debentures in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points, plus, in each case, accrued interest on the principal amount being redeemed to the redemption date.

We may redeem the Series 2009 B Debentures in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points, plus, in each case, accrued interest on the principal amount being redeemed to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Debentures being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Morgan Stanley & Co. Incorporated, and Wachovia Capital Markets, LLC, their respective successors, and one other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Debentures to be redeemed.

Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Book-Entry Only

The Depository Trust Company (the “Depositary”), New York, NY, will act as securities depository for the Debentures. The Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee) or such other name as may be requested by an authorized representative of the Depositary. One or more fully-registered global certificates (each a “Global Security”) will be issued for each series of the Debentures, in the aggregate principal amount of such Debentures, and will be deposited with the Trustee on behalf of the Depositary.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary.

The Depositary holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary has Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., highest rating: AAA. The Depositary’s Rules applicable to its participants are on file with the Commission. More information about the Depositary can be found at www.dtcc.com and www.dtc.org, but this information is not incorporated herein by reference.

Purchases of the Debentures under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debentures on the Depositary’s records. The ownership interest of each actual purchaser of each Debenture, or beneficial owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

To facilitate subsequent transfers, all Debentures deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized Representative of the Depositary. The deposit of the Debentures with the Depositary and their registration in the name of Cede & Co. or such other Depositary nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Debentures; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to its Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. (nor any other Depositary nominee) will consent or vote with respect to the Debentures unless authorized by a Direct Participant in accordance with the Depositary’s applicable procedures. Under its usual procedures, the Depositary mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption notices shall be sent to the Depositary. If less than all of the Debentures are being redeemed, the Depositary’s practice is to determine by lot the amount of each participant’s interest in the issue to be redeemed.

Payments on the Debentures will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detailed information from the Company, the Trustee or any paying agent or the registrar for the Debentures, on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not of the Depositary or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Company, disbursement of such payments to Direct Participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company, the Company will issue Debentures in definitive form in exchange for each Global Security representing such Debentures. In such event, an owner of a beneficial interest in such Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations that are integral multiples of $1,000.

Concerning the Trustee

The Bank of New York Mellon (formerly known as The Bank of New York) became the Trustee under the Indenture in October 2006 upon completion of the sale of the corporate trust business of JPMorgan Chase Bank, N.A. to The Bank of New York Mellon. The Bank of New York Mellon is the paying agent under the Indenture, a participating bank under Con Edison of New York’s revolving credit agreement, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison of New York in the normal course of business.

UNDERWRITING

Barclays Capital Inc., Morgan Stanley & Co. Incorporated, and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives (the “representatives”) of the underwriters named below (the “underwriters”). Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell the Debentures to the underwriters, and the underwriters have severally agreed to purchase the Debentures, in the respective principal amounts of the Debentures set forth after their names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Debentures if any are purchased.

Underwriters	Principal Amount of Series 2009 A Debentures	Principal Amount of Series 2009 B Debentures
Barclays Capital Inc.	$	$
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC

Total	$	$

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised the Company that they propose to offer the Debentures directly to the public at the public offering prices set forth on the cover page of this prospectus supplement, and may offer the Debentures to certain securities dealers at such price less a concession not to exceed     % of the principal amount of the Series 2009 A Debentures and     % of the principal amount of the Series 2009 B Debentures. The underwriters may allow, and such dealers may reallow, a concession not to exceed     % of the principal amount of the Series 2009 A Debentures and     % of the principal amount of the Series 2009 B Debentures, to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

The Debentures are new issues of securities with no established trading market. We do not intend to apply for the listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Debentures or that an active public trading market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

In connection with this offer, the representatives, on behalf of the underwriters, may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of Debentures than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of Debentures while this offering is in progress.

The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased Debentures sold by or for the account of that underwriter in stabilizing or short covering the transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Company expects to have an estimated $600,000 of expenses in connection with this offering.

Certain of the underwriters and their affiliates have or are engaged in, and may in the future engage in, various general financing and investment and commercial banking transactions with us and our affiliates, including participating in our revolving credit arrangements for which they have received, or will receive, customary fees and expenses.

LEGAL MATTERS

The validity of the Debentures and certain other related legal matters will be passed upon for Con Edison of New York by John D. McMahon, Esq., Executive Vice President. Certain legal matters in connection with the Debentures will be passed upon for the underwriters by Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey & LeBoeuf LLP has represented Con Edison of New York with respect to certain specific regulatory and real estate and related environmental matters and has from time to time performed legal services for affiliates of Con Edison of New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in the prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Consolidated Edison Company of New York, Inc.

Debt Securities

We may offer and sell up our unsecured debt securities from time to time. We will establish the specific terms of each series of our debt securities, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in our debt securities.

Investing in our debt securities involves risks. See “Risk Factors” on page 4 of this Prospectus.

Our debt securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell our debt securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities also will be set forth in the applicable prospectus supplement.

The date of this Prospectus is August 3, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a “shelf” registration process. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will file with the Commission a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, and in any written communication from us or any underwriters specifying the final terms of the particular offering. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

References in this prospectus to the terms “we,” “us” or other similar terms mean Consolidated Edison Company of New York, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison of New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, information statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Commission at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy and information statements, and the information regarding issuers, including us, that file electronically with the Commission: www.sec.gov.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission’s public reference room or through its Internet web site.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-4502). The filings are also available through the Investor Information section of our Website: www.coned.com.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information we file with them. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the

Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information.

We are incorporating by reference into this prospectus the following Con Edison of New York documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006; and

•	Current Reports on Form 8-K, dated December 29, 2005, January 19, 2006, February 16, 2006 (as amended May 19, 2006), March 9, 2006, June 2, 2006, June 15, 2006 and June 22, 2006.

We are also incorporating by reference into this prospectus any additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities.

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus (see “Incorporation by Reference,” above), and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

CON EDISON OF NEW YORK

Con Edison of New York, incorporated in New York State in 1884, provides electric service to its approximately 3 million electric customers in New York City (except part of Queens) and most of Westchester County, New York. Con Edison of New York also provides gas service to over one million customers in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in part of Manhattan. All of the outstanding common stock of Con Edison of New York is owned by Consolidated Edison, Inc. (which we refer to herein as Con Edison).

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the debt securities for the funding of our construction expenditures, and for other general corporate purposes, including, among others, repayment of our short-term debt and repurchase, retirement or refinancing of our other securities. We may temporarily invest net proceeds prior to their use.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and for the most recent year-to-date quarter-end period are included in the management’s discussion and analysis of financial condition and results of operation section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which are incorporated by reference in this prospectus.

DESCRIPTION OF SECURITIES

The debt securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison of New York and JPMorgan Chase Bank, N.A., (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996, (the Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part. Con Edison of New York may also enter into one or more additional indentures with other trustees with respect to certain of the debt securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which debt securities will be issued.

The debt securities will be unsecured general obligations of Con Edison of New York ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison of New York issued under the Indenture that are not subordinated obligations of Con Edison of New York (“Subordinated Securities”) and the unsecured promissory notes of Con Edison of New York issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

There is no requirement that future issues of debt securities of Con Edison of New York be issued under the Indenture, and Con Edison of New York will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of securities, in connection with future issues of such other debt securities.

The Indenture does not specifically restrict the ability of Con Edison of New York to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison of New York or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison of New York, the payment of dividends by Con Edison of New York or the acquisition by Con Edison of New York of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison of New York to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison of New York must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the debt securities offered and other unsecured debt securities of Con Edison of New York, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison of New York.

Reference is made to the prospectus supplement relating to the debt securities offered for any of the following terms not provided herein:

(1)	the title of the debt securities;

(2)	the aggregate principal amount of the debt securities;

(3)	the percentage of the principal amount representing the price for which the debt securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)	if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)	the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

(9)	the price or prices at which, the period or periods, if any, within which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison of New York;

(10)	the obligation, if any, of Con Edison of New York to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(11)	whether the debt securities shall be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;

(15)	the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the debt securities prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison of New York may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture (see “Subordination”); and

(18)	any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

Con Edison of New York may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees, and in an Officer’s Certificate, or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison of New York, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison of New York may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

In the event (a) of any distribution of assets of Con Edison of New York in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison of New York, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison of New York, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

“Senior Indebtedness” means all indebtedness of Con Edison of New York for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison of New York. (Section 15.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison of New York may issue. As of June 30, 2006, approximately $6.9 billion of Senior Indebtedness was outstanding.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison of New York. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed. (Section 3.02)

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison of New York anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison of New York, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison of New York expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison of New York also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison of New York within 90 days, Con Edison of New York will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison of New York may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison of New York so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison of New York and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security. The rules of the Depository Trust Company (“DTC”), which serves as the Depository for all of Con Edison’s outstanding Indenture Securities, provide that DTC will not effectuate withdrawals of securities from DTC’s book-entry system based upon a request from the issuer.

Payments and Paying Agents: Unless otherwise indicated in the prospectus supplement, payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, NY 13057. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison of New York to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison of New York and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison of New York for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison of New York, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison of New York’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison of New York.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison of New York and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures and to modify the Indenture in certain limited respects and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series, or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)	failure to perform any other covenant of Con Edison of New York in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder. Notwithstanding any other provision of the Indenture, however, the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (see Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the occurrence thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison of New York is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison of New York in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison of New York as if it were not Trustee under the Indenture. (Section 7.04)

JPMorgan Chase Bank, N.A., which is the Trustee under the Indenture, is a participating bank under Con Edison of New York’s revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison of New York in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon delivery of all outstanding Indenture Securities for cancellation or if all other Indenture Securities are due and payable within one year or are to be called for redemption within one year upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison of New York, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison of New York will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

PLAN OF DISTRIBUTION

We may offer the debt securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these or other methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

It is anticipated that any underwriting agreement pertaining to any debt securities will (1) entitle the underwriters to indemnification by Con Edison of New York against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such debt securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison of New York in the ordinary course of business.

In connection with an offering made hereby, any underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from Con Edison of New York. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters if such debt securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the debt securities will be as set forth in the prospectus supplement relating to the offering of the debt securities.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the debt securities and certain other related legal matters will be passed upon for Con Edison of New York by Peter A. Irwin, Esq., Vice President, Legal Services. Certain legal matters in connection with the debt securities will be passed upon for any underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine LLP has from time to time performed legal services for affiliates of Con Edison of New York.

EXPERTS

The consolidated financial statements of Con Edison of New York as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 of Con Edison of New York have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.